EXHIBIT 5.1

             HUTCHINS, WHEELER & DITTMAR, A PROFESSIONAL CORPORATION

                                                              October 23, 2000



Netegrity, Inc.
52 Second Avenue
Waltham, MA  02451

         Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Netegrity, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") on or about October 23, 2000 in connection with the registration under the Securities Act of 1933, as amended, of a total of 3,000,000 shares of the Company's Common Stock reserved for issuance under the Company's 2000 Stock Incentive Plan (the "2000 Plan"). We have also examined such corporate records of the Company and such other documents as we have deemed necessary as a basis for the opinions herein expressed.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock of the Company issued pursuant to the 2000 Plan, when issued and sold in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Registration Statement.

                                            Very truly yours,

                                            /s/Hutchins, Wheeler & Dittmar

                                            HUTCHINS, WHEELER & DITTMAR
                                            A Professional Corporation

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